EXHIBIT 99.1



                                  NEWS RELEASE

For immediate release, Monday, May 6, 2002

COACHMEN INDUSTRIES, INC. DECLARES REGULAR QUARTERLY DIVIDEND

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced that its Board of Directors has declared a $0.05 per share regular quarterly dividend. The dividend will be distributed on June 13, 2002 to shareholders of record as of May 23, 2002. This is the 79th consecutive quarter that Coachmen Industries has paid dividends. The $0.05 rate is unchanged from the last quarter. Coachmen Industries has approximately 16.0 million shares of common stock outstanding.

Founded in 1964, Coachmen Industries, Inc., is one of the nation's leading manufacturers of recreational vehicles with well-known names including Coachmen RV, Shasta, Viking and Georgie Boy. Coachmen Industries is also the largest modular home producer in the nation with its All American Homes and Mod-U-Kraf subsidiaries. Modular commercial and telecommunication structures are manufactured by the Company's Miller Building Systems subsidiary.

For more information:
     Joseph P. Tomczak
     Executive Vice President and
     Chief Financial Officer
     574-262-0123

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